As filed with the Securities and Exchange Commission on August 12, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN CRAFTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-0678148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8184 Highway 44

Suite 111

Gonzales, Louisiana 70737

(225) 647-9100

(Address of principal executive offices, including zip code)

Crown Crafts, Inc. Amended and Restated 2021 Incentive Plan

(Full title of the plan)

Claire K. Spencer

Vice President, Chief Financial Officer and Corporate Secretary

Crown Crafts, Inc.

8184 Highway 44

Suite 111

Gonzales, Louisiana 70737

(225) 647-9100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed for the purpose of registering an additional 1,250,000 shares of Series A common stock, par value $0.01 per share (“Common Stock”), of Crown Crafts, Inc. (the “Company” or “Registrant”) available for issuance under the Registrant’s Amended and Restated 2021 Incentive Plan (the “Plan”). These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-258678) on Form S-8 was filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2021 (the “Prior Registration Statement”). The Plan amends and restates the Registrant’s 2021 Incentive Plan to increase the number of shares available for issuance thereunder by an additional 1,250,000 shares. The Plan was approved by stockholders on August 10, 2026, at the Company’s 2026 Annual Meeting of Stockholders. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, except that the provisions contained in Part II of such Prior Registration Statement are modified as set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2026 (the “2026 Annual Report”), filed with the Commission on June 24, 2026, including such portions of the Company’s definitive Proxy Statement relating to the Company’s 2026 Annual Meeting of Stockholders, filed with the Commission on June 26, 2026, that are incorporated by reference into the 2026 Annual Report, pursuant to General Instruction G to Form 10-K; and

(b)

The description of the Company’s Series A common stock, par value $0.01 per share, contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 3, 2003, and any amendments or reports filed for the purpose of updating such description, including the Description of Registrant’s Securities filed as Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

All documents that the Registrant files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, such person had no reasonable cause to believe such conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and the Company’s bylaws, as amended and restated (the “Bylaws”), include provisions for the indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL. The indemnification rights set forth in the Certificate of Incorporation and Bylaws are contract rights and survive any change to the Certificate of Incorporation or Bylaws. Any repeal or modification of the Certificate of Incorporation or Bylaws shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability: (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for a director, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; (4) for any transaction from which the director or officer derived an improper personal benefit; or (5) for an officer in any action by or in the right of the corporation. The Certificate of Incorporation and Bylaws provide for the limitation of liability identified in the foregoing clauses (1) through (4) for directors (but not officers) to the fullest extent permitted by the DGCL. In addition, no amendment or repeal of these provisions in the Certificate of Incorporation or Bylaws shall apply to, or have any effect on, the liability or alleged liability of any director for any acts or omissions of such director occurring prior to such amendment or repeal. Further, the Certificate of Incorporation and Bylaws provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of law. The Company also may create a trust fund, grant a security interest or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as including as part of any such indemnification agreement provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect such indemnification.

Item 8.  Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2003).

4.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 9, 2011).

4.3

Bylaws of the Company, as amended and restated through November 14, 2023 (incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2023).

4.4	Crown Crafts, Inc. Amended and Restated 2021 Incentive Plan.
5.1	Legal opinion of Smith, Gambrell & Russell, LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
107	Filing Fee Table.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gonzales, State of Louisiana, on August 12, 2026.

CROWN CRAFTS, INC.

By:	/s/ Olivia W. Elliott
Olivia W. Elliott Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Crown Crafts, Inc., a Delaware corporation, do hereby constitute and appoint Olivia W. Elliott and Claire K. Spencer, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 12, 2026.

Signatures	Title	Date

/s/ Olivia W. Elliott Olivia W. Elliott	Chief Executive Officer and President	August 12, 2026

/s/ Claire K. Spencer Claire K. Spencer	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 12, 2026

/s/ Zenon S. Nie Zenon S. Nie	Chairman of the Board of Directors	August 12, 2026

/s/ Michael Benstock Michael Benstock	Director	August 12, 2026

/s/ Ixchell C. Duarte Ixchell C. Duarte	Director	August 12, 2026

/s/ Tatiana G. Ferreira Tatiana G. Ferreira	Director	August 12, 2026